                                                                      EXHIBIT 12


                  RELIANT ENERGY, INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (THOUSANDS OF DOLLARS)

                                                                       THREE         TWELVE
                                                                    MONTHS ENDED   MONTHS ENDED
                                                                      MARCH 31,     MARCH 31,
                                                                        2000          2000
                                                                    -----------    -----------
Income from continuing operations ...............................   $   133,153    $ 2,008,576
Income taxes for continuing operations ..........................        55,936      1,011,596
Capitalized interest ............................................        (8,035)       (25,267)
                                                                    -----------    -----------
                                                                        181,054      2,994,905
                                                                    -----------    -----------

Fixed charges, as defined:
   Interest .....................................................       162,985        548,196
   Capitalized interest .........................................         8,035         25,267
   Distribution on trust preferred securities ...................        13,892         55,321
   Interest component of rentals charged to operating expense ...         3,123         13,472
                                                                    -----------    -----------
   Total fixed charges ..........................................       188,035        642,256
                                                                    -----------    -----------

Earnings, as defined ............................................   $   369,089    $ 3,637,161
                                                                    ===========    ===========

Ratio of earnings to fixed charges ..............................          1.96           5.66
                                                                    ===========    ===========